Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC GOLDRIM RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	1000	98-0514768
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

PACIFIC GOLDRIM RESOURCES, INC.	VALU-U-CORP SERVICES INC.
1445 Pendrell Street, Suite 202	1802 North Carson Street, Suite 212
Vancouver, British Columbia	Carson City, Nevada 89701
Canada V6C 1S3	(775) 887-8853
(604) 773-9474
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
901 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling Shareholders	4,049,900	$0.25	$1,012,475	$100.00

Total	4,049,900	$0.25	$1,012,475	$100.00

[1]     Estimated only for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

PACIFIC GOLDRIM RESOURCES, INC.
4,049,900 Shares of Common Stock

We are registering for sale by selling shareholders, 4,049,900 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on August 4, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of thirteen (13) mineral title cells covering 270.27 hectares (667.85 acres) in the Slocan Mining Division of southeastern British Columbia, Canada. We intend to explore for silver, lead and zinc on the property. If we do not find mineralized material on the property, we have not made any alternative plans.

Our administrative office is located at Suite 202-1445 Pendrell Street, Vancouver, British Columbia, Canada V6C 1S3 and our telephone number is (604) 773-9474 and our registered statutory office is located at 1802 North Carson Street, Suite 212, Carson City, Nevada 89701. Our fiscal year end is October 31. Our mailing address is Suite 202-1445 Pendrell Street, Vancouver, British Columbia, Canada V6C 1S3.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	4,049,900 shares of common stock
Offering price per share	$0.25
Net proceeds to us	None
Number of shares outstanding before the offering	6,549,900
Number of shares outstanding after the offering if all of the shares are sold	6,549,900

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
October 31, 2006
(Audited)
Balance Sheet
Total Assets	$39,516
Total Liabilities	$125
Stockholders' Equity	$39,391

From Inception
through
October 31, 2006
(Audited)
Income Statement
Revenue	$0
Total Expenses	$5,584
Net Loss	$5,584

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Pacific Goldrim Resources, Inc.:

1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which may result in a loss of your investment.

3. Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

4. We lack an operating history and have losses, which we expect to continue into the future. As a result, we may have to suspend or cease activities.

We were incorporated in August 2006 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is 5,584. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues may cause us to suspend or cease activities.

5. Because we will have to spend additional funds to determine if we have a reserve, if we cannot raise the money we may have to cease operations and you could lose your investment.

Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit; a reserve.

6. Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities, which will result in the loss of your investment.

Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities, which will result in the loss of your investment.

7. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claim to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

8. Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you may lose your investment.

9. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

10. Because Mr. Jason Schlombs has other outside business activities and will only be devoting 10% of his time or approximately four hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Jason Schlombs, our sole officer and director, has other outside business activities and he will be only be devoting 10% of his time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Mr. Schlombs. As a result, exploration of the property may be periodically interrupted or suspended.

11. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Jason Schlombs. If Mr. Schlombs transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Schlombs transfers title to a third party, we will not have any claim against Mr. Schlombs. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

12. Because all of our assets and our sole officer and director is located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our sole officer and director.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a national and/or resident of a country other than the United States, and all or a substantial portion of such person's assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our sole officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our sole director and officer predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our sole director and officer predicated upon the securities laws of the United States or any state thereof.

13. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He is responsible for our managerial and organizational structure, which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

14. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

15. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

16. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.25 price for the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are thirty-three selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $15,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  1.       Not engage in any stabilization activities in connection with our common stock;

  2.       Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  3.       Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 6,549,900 shares of common stock outstanding as of October 31, 2006, 2,500,000 are owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on August 4, 2006. We are an exploration stage corporation that intends to engage in the exploration of mineral properties. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property that we refer to as the Twelve Mile mineral claim.

The property consists of thirteen mineral title cells comprising 667.85 acres (270.27 hectares) located in the Slocan Mining Division of southeastern British Columbia, Canada. There has been significant historical evidence of successful past exploration projects in the area. Historical production of over 33 million ounces of silver, 130,000 metric tones of lead and almost 90,000 metric tones of zinc have been recorded for at least 12 nearby mining properties.

Our plan of operations is to carry out exploration work on this claim in order to ascertain whether it possesses commercially exploitable quantities of copper, lead, zinc, gold and silver. We will not be able to determine whether or not the Twelve Mile mineral claim contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability. Phase 1 of our exploration program will begin in January 2007, weather permitting and will cost approximately $9,500. Once we receive the results of our Phase 1 exploration, our board of directors in consultation with our consulting geologist will assess whether to proceed with further phases of exploration. Depending on the option that we choose for our geophysics follow-up, Phase 2 of our exploration program will cost either $4,000 or $12,400 and is expected to commence in the summer. The existence of commercially exploitable mineral deposits in the Twelve Mile mineral claim is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Our exploration program should take approximately 180 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do. We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore the one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Acquisition of the Twelve Mile mineral claim

We acquired a 100% interest in the Twelve Mile mineral claims located within the Slocan Mining Division of British Columbia. The record owner of the Twelve Mile mineral claim is Mr. Jason Schlombs, our sole officer and direction, who holds the claim in trust for Pacific Goldrim Resources Inc. Mr. Schlombs electronically staked and recorded his ownership in the Twelve Mile mineral claim under the electronic mineral claim staking and recording procedures established in the Province of British Columbia. A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing an on record at the Provincial Mining Recorder's Office. There is no formal agreement between Mr. Schlombs and the Province of British Columbia.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Schlombs will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Schlombs transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities and we will have no cause of action against Mr. Schlombs. Mr. Schlombs has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral title claim issued pursuant to the British Columbia Mineral Act. This gives us exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the claim continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claim:

Claim No.	Document Description	Recording	Expiration
541817	Twelve Mile	September 22, 2006	September 21, 2007

Our claim consists of 13 contiguous units (cells) comprising of a total of 667.85 acres.

The Twelve Mile claim is administered under Mines Act of British Columbia. Our interest in the Twelve Mile mineral claim will continue in perpetuity provided that the minimum required expenditures toward exploration work on the claim are made in compliance with the Act. The required amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in their sole discretion. Currently, the amount required to be expended annually for exploration work within the first three years that the mineral claim is acquired is $4.00 cdn per hectare. If the mineral claim has been in place for longer than three years, the Province of British Columbia requires that the amount of exploration work expended annually is at least $8.00 cdn per hectare. If no exploration work is conducted, then the equivalent amount must be paid to the Province of British Columbia as a fee.

There is no grace period if there is a default on the work or if Mr. Schlombs misses renewing the claim. Mr. Schlombs will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Schlombs will allow the claim to expire and we will cease activities. Our sole officer and director will personally be reimbursed for any payments made by him to maintain the claim.

The property was selected because polymetallic silver, lead and zinc mineralization have been discovered in the area and based upon an independent geological report which was commissioned from Robert P. Ilchik, a consulting geologist. Mr. Ilchik recommended a two-phase exploration program on this claim which will cost us $26,000. We plan to begin Phase 1 of our exploration program in January 2007, weather permitting.

Description, Location and Access to the Twelve Mile mineral claim

The property is located in southeastern British Columbia, Canada, in the Slocan Mining Division approximately 10 kilometers SSE of the settlement of Retallack, on the east side of Twelve Mile Creek near its headwaters. The community of New Denver, located on the east shore of Slocan Lake, is approximately 20 kilometers to the west.

The property is accessible by poorly improved track along Twelve Mile Creek from Highway 31A, about 6 kilometers east of Retallack. This road approaches the property from the NW, but does not provide direct access to most of the claim, which occupies rugged ground at the top of Twelve Mile Creek and the next drainage to the east.

The Twelve Mile property lies at elevations between 1,700 and 2,400 m. It occupies an area of moderate to steep slopes covered with scattered forest or rock scree and talus. Snow cover is present most years from late autumn to mid-spring, seasonal creeks are present mid or late summer.

General supplies and services such as food, lodging and banking can be obtained in New Denver, approximately 20 kilometers west of the property. More extensive supplies required to carry out operations can be obtained in the regional center of Nelson about 1.5 hours.

Physiography

Our property lies within the Selkirk Mountains, between Kootenay Lake to the east and Slocan Lake to the west. The physiographic setting of the property can be described as rounded, mountainous terrain that has been surficially altered both by the erosional and depositional (drift cover) effects of glaciation. This is a mountainous area and relief is moderate to high with steep tree-covered slopes rising to elevations approaching 2,400 meters above sea level. A large part of the area is covered by thick and typically coarse glacial till or scree slopes. The area is heavily wooded with dense fir, hemlock, cedar, balsam and spruce. The climate is generally moderate year round. Snow cover is present most years from late autumn to mid-spring, providing a six to seven month exploration season.

Property Geology

The Twelve Mile property resides in the Quesnel Terrane of the Omineca tectonic belt, and lies along the western margin of the Kootenay Arc. The Quesnel Terrane is dominated by Upper Triassic Slocan Group mudstones, which overlie Permian to Triassic Kaslo Group clastic rocks which grade upward from a basal conglomerate to limestone to volcano-clastic rocks. These rocks have been intensely folded and often show signs of having been overturned. Along its southern boundary, this sedimentary package was intruded by the Jurassic Nelson batholith, and the associated Mt. Carlyle stock. Dykes and sills related to this intrusive event extend for several kilometers into the sedimentary rocks, forming narrow contact zones of alteration.

Polymetallic silver, lead and zinc ore were first discovered in the Slocan Mining Division circa 1891. Since then production of over 33 million ounces of silver, 130,000 metric tones of lead, and almost 90,000 metric tones of zinc have been recorded.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Geological Exploration Program in General

We are exploring for silver, lead and zinc. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we may cease activities and you will lose your investment.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we may have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated. To our knowledge, no previous exploration activities have taken place on the property. The only events that have occurred are the acquisition of the Twelve Mile mineral claim by Mr. Schlombs, using the BC Mineral Title website as administered by the Mineral Tenure Act of British Columbia and the preparation of an independent Geological Report by Robert P. Ilchik, Consulting Geologist. Mr. Ilchik prepared the Geological Report and reviewed all available exploration data completed on this mineral claim.

Mr. Ilchik is a geologist with offices at 3/48 Raymond Road, Neutral Bay, NSW 2089, Australia. He is a graduate of the University of Nevada, Reno with a degree in Geology (S.Sc. 1976), the University of California, Berkely with a degree in Geology (M.Sc., 1985) and the University of California, Los Angeles with a degree in Geology (Ph.D., 1990). He is a member of the Australian Institute of Mining and Metallurgy.

The property that is the subject of the Twelve Mile mineral claim is undeveloped and does not contain any open-pit or underground mines that can be rehabilitated. There is no commercial production plant or equipment located on the property. Currently, there is no power supply to the mineral claims. We have not yet commenced the field work phase of our initial exploration program. Exploration is currently in the planning stages. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found. The details of the Geological Report are provided below.

Twelve Mile Property Geological Report, Dated October 24, 2006.

A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims. The summary report lists results of the history of the exploration of mineral claims on properties adjacent to the Twelve Mile claim, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration Potential

The Twelve Mile mineral claim is located about 20km east New Denver. The property is underlain primarily by rocks composing the Mt. Carlye stock, and adjacent sedimentary rocks of the Slocan and Kaslo Group.

The Slocan mining division area is well known for numerous productive mineral occurrences. The locale of the Twelve Mile mineral claim is underlain by the similar rock units to those found at these mineral occurrence sites. These rocks consist of sediments, which have been intruded by the sills, dykes and plugs associates with polymetallic mineral occurrences in the region.

Past production from properties adjacent to the Twelve Mile Mineral prospect has yielded over 30 million ounces of silver and associated lead and zinc from relatively high-grade veins and replacement bodies. The geology of the Twelve Mile claim is broadly consistent with that found at these nearby mines, suggesting that there is a reasonable chance that similar mineralization could extend onto this property.

The potential for significant amounts of mineralization to be found on the property can be quickly assessed based on regional geologic interpretations and field examinations, however, no records or indications of previous exploration or mining was found on our mining prospect and we do not claim to have any minerals or reserves whatsoever at this time on the property.

Recommendations From Our Consulting Geologist

Our consulting geologist recommended that an exploration program to delineate the mineralization on the Twelve Mile mineral claim should make use of the good exposure afforded on the property. He recommended that we undertake a two phase mineral exploration program consisting of air photo interpretation, geological mapping, and geochemical rockchip sampling. If encouraging results come from the initial investigation, Phase 2 would be a geophysical surveying of the area to outline any areas where drilling would be warranted.

Exploration Budget

Phase 1	Exploration
Expenditure (US$)
Geological and Air Photo Review	$ 1,800

Surface Geological Mapping and
Reconnaissance	$2,600

Geochemical Sampling	$1,900

Assaying	$1,400

Travel and support services	$1,800

Phase 1 Total:	$9,500

Phase 2

Option 1 B VLF (10 lines, 100m spacing)	$4,000

Option 2 B IP Survey (4 lines, 800 m each)	$12,500

Total Exploration Phases 1 and 2 $26,000

We have not commenced any exploration work but intend to proceed with Phase 1 in January 2007, weather permitting. Upon our review of the results we will assess whether the results are sufficiently positive to warrant proceeding with Phase 2 of the exploration program. We will make this decision to proceed with further programs based upon our consulting geologist's review of the results and recommendation. In order to proceed with any additional phases, if recommended, we will need to raise additional capital. If needed, we will raise additional capital from existing investors or by offering equity securities to new investors. We have no immediate plans to raise any additional funds until we assess the results of our initial exploration program.

Competitive Factors

The mineral exploration industry, in general, is intensely competitive and fragmented. Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

We are a very small exploration company, most companies operating in this industry are more established and have greater resources to engage in the exploration of mineral claims. We were incorporated on August 4, 2006 and our operations are not well-established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Twelve Mile mineral claim. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities. If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and enter into production of the mineral claim if a commercially viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our sole officer and director, Jason Schlombs. Mr. Schlombs is a part-time employee and will devote about 10% of his time to our operation. Mr. Schlombs does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Schlombs. Mr. Schlombs will handle our administrative duties. Because Mr. Schlombs is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of our property.

We retained Robert Ihlcik to act as our consulting geologist and prepare our geological report of October 24, 2006. We have not retained a geologist to conduct any of the anticipated exploration work.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our complete private placement.

Our business plan is to proceed with the exploration of the Twelve Mile mineral claim to determine whether there are commercially exploitable reserves of silver, lead, zinc or other metals. We intend to proceed with the initial exploration program as recommended by our consulting geologist. Phase 1 of the recommended geological exploration program will cost approximately $9,500. We had $39,391 in working capital as of October 31, 2006. Our plan of operations for the twelve months following the date of this prospectus is to complete the recommended Phase 1 and 2 exploration programs on the Twelve Mile mineral claim. We anticipate the cost of these programs will total $26,000.

Phase 1 would consist of air photo interpretation, geological mapping and geochemical rockchip sample. The exploration program would take approximately two months to complete, weather permitting, and would cost approximately $9,500. We anticipate commencing this phase of the exploration in January 2007.

For Phase 2 would entail either VLF survey (survey using very low frequency radio transmitters as the electromagnetic source to identify lateral changes in the subsurface electrical properties of the bedrock) - 10 lines, 100m spacing or; IP Survey (survey using induced polarization as the electromagnetic source) - 4 lines, 800 m each and would take approximately two months to complete, weather permitting, and would cost approximately $4,000 or $12,500. We anticipate commencing this phase in summer of 2007.

We have not retained a geologist to conduct any of the anticipated exploration work.

In the next 12 months, we also anticipate spending an additional $20,000 on administrative expenses, including fees payable in connection with the filing of this registration statement and complying with reporting obligations. Total expenditures over the next 12 months are expected to be $33,500.

Once we receive the analysis of our Phase 1and 2 exploration programs, our board of directors, in consultation with our consulting geologist will assess whether to proceed with additional phases of our mineral exploration program. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the Phase 1 and 2 exploration programs are sufficiently positive to encourage us to proceed. This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event our board of directors, in consultation with our consulting geologist, chooses to complete further phases of our exploration program, we will require additional financing. While we have sufficient funds on hand to cover the Phase 1 and 2 exploration costs, we will require additional funding in order to proceed with any subsequent exploration work on the Twelve Mile mineral claim.

We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or as loans from our director. However, we have no assurance that we will be able to raise sufficient funding from the sale of our common stock to fund all of our anticipated expenses. We do not have any arrangements in place for any future equity financing.

Our sole officer and director have indicated that he is prepared to loan funds to us to cover expenses over the next twelve months, if necessary. At the present time, we have not made any arrangements to raise additional cash through any outside sources. If we need additional cash and cannot raise it, we will either have to suspend activities until we do raise the cash, or we may cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a reserve and we have determined it is economical to extract the minerals from the land.

If we are unable to complete any phase of exploration because we do not have sufficient funds, we may cease activities until we raise more funds. If we cannot or do not raise additional funds, we may suspend or cease activities. If we cease activities, we do not know what we will do and we have not made any plans to do anything else.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct research and exploration of our properties before we start production of any minerals we may find. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on August 4, 2006

We acquired the right to explore one mineral claim containing thirteen (13) mineral title cells, collectively referred to as the Twelve Mile property. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have staked the property and intend to begin Phase 1 of our exploration program in January 2007, weather permitting.

Net cash from the sale of shares from inception on August 4, 2006 to October 31, 2006 was $44,975. We have an accumulated deficit of $ 5,584. This includes attorney fees of $2,000 paid to Conrad C. Lysiak in connection with the preparation of our incorporation and this registration statement, $3,000 paid for the preparation of our Geological Report, $520 on filing fees, and $64 in bank charges.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

On August 8, 2006, we issued 2,500,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our sole officer and director, Mr. Jason Schlombs in August 2006 in consideration of $2,500. The shares were sold to a non-US person and all transaction closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

On August 25, 2006, we completed a private placement of 4,000,000 shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $30,000. All of these shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

On August 31, 2006, we completed a second private placement of 49,900 shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $12,475. All of these shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

As of October 31, 2006 our total assets were $ 39,516 and our total liabilities were $125.

MANAGEMENT

Officers and Directors

Our sole director and officer is Jason Schlombs. In the future, we may have more than one officer and director. Pursuant to our bylaws, each director is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each officer is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and positions of our sole officer and director is set forth below:

Name	Age	Position Held

Jason Schlombs	30	President, Principal Executive and Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director

Our sole director will serve until our next annual meeting of the stockholders or unless he resigns earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Mr. Jason Schlombs, has been our President, Principal Executive and Financial officer, Principal Accounting officer, Secretary, Treasurer and sole member of the Board of Directors since our inception on August 4, 2006.

Prior to founding Pacific Goldrim Resources, Inc. Jason Schlombs spent a number of years working for a Vancouver, BC private marketing agency called Ontrack Media Ltd. From March 2004 to September 2006, he was the Senior Designer/Art Director, where he set out the marketing strategies responsible for establishing a strong corporate identity for Ontrack Media's clients, including Bell Mobility, ICBC, Intrinsyc Software, Absolute Software and several local mining companies, both in the exploration and production stage.

From February 2001 to March 2004 he acted as the Marketing Manager for Verb Exchange, Inc.; a public company trading on the TSX Venture (VEI). Verb Exchange, Inc. is a leading provider of communication services and solutions operating out of Vancouver, BC. While employed at Verb Exchange, Jason Schlombs was responsible for the development and execution of their nationwide go-to-market strategy.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that Mr. Schlombs, our sole officer and director, may devote a majority of his time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our sole officer and director during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation	Award(s)	Options /	Payouts	Compensation
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	($)
Jason Schlombs	2006	0	0	0	0	0	0	0
President, CEO, CFO, Secretary/Treasurer, Principal Accounting Officer and Director

[1]     All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole officer and director and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is at 202-1445 Pendrell Street, Vancouver, British Columbia, Canada V6C 1S3 and our telephone number is (604) 773-9474.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Jason Schlombs [1]	2,500,000	President, Principal Executive and Financial Officer, Secretary/Treasurer, Principal Accounting Officer and Director	38.17%

All Officers and Directors as a
Group (1 Persons)	2,500,000		38.17%

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Raymond Narayan	300,000	4.58%	300,000	0%
Mandeep Kooner	300,000	4.58%	300,000	0%
Shirley Gee	300,000	4.58%	300,000	0%
Peter Ruzyski	300,000	4.58%	300,000	0%
Jennifer Kellog	300,000	4.58%	300,000	0%
Susan Nixon	250,000	3.82%	250,000	0%
Edwin Vidal	250,000	3.82%	250,000	0%
Heather Bawtinheimer	300,000	4.58%	300,000	0%
Nick Zjacic	300,000	4.58%	300,000	0%

Terri Eng	300,000	4.58%	300,000	0%
Gerhard Schlombs	225,000	3.43%	225,000	0%
Heather Williams	225,000	3.43%	225,000	0%
Santino Ditoro	225,000	3.43%	225,000	0%
Casey Reynolds	225,000	3.43%	225,000	0%
Kristi McKay	200,000	3.05%	200,000	0%
Perrin Van Westen	3,500.0534%		3,500	0%
Sukhvinder Chahal	2,900.0442%		2,900	0%
Amardeep Kooner	2,700.0412%		2,700	0%
Sharon Cheema	3,500.0534%		3,500	0%
Adam Schlombs	2,800.0427%		2,800	0%
Tajinderjit Sajan	3,000.0458%		3,000	0%
Steve Herkel	3,000.0458%		3,000	0%
Cory Schlombs	2,800.0427%		2,800	0%
John Meredith	2,600.0397%		2,600	0%
Tatiana Panassov	3,400.0519%		3,400	0%
Jeff Duncan	1,500.0229%		1,500	0%
Sanjin Cvetkovic	2,500.0381%		2,500	0%
Dean Marshall	2,500.0381%		2,500	0%
Paul Schlombs	2,800.0427%		2,800	0%
Miya Nakamura	2,800.0427%		2,800	0%
Mark Burton	3,500.0534%		3,500	0%
Johnny Reinsma	3,100.0473%		3,100	0%
Peter Weir	1,000.0152%		1,000	0%

The following relationship exists between Jason Schlombs, our sole officer and director and the shareholders:

Susan Nixon is the mother.
Gerhard Schlombs is the father.
Adam Schlombs is the brother.
Cory Schlombs is the brother.
Paul Schlombs is the brother.

The following relationship exists between the shareholders:

Mandeep Kooner and Amardeep Kooner are husband and wife.
Susan Nixon is the mother of Adam, Cory and Paul Schlombs.
Gerhard Schlombs is the father of Adam, Cory and Paul Schlombs.

We issued 6,549,900 shares of common stock as pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

a)	On August 8, 2006, we issued 2,500,000 shares of common stock to Mr. Jason Schlombs in consideration of $ 0.001 per share or a total of $2,500.
b)	On August 25, 2006, we issued 4,000,000 shares of common stock to 15 individuals for consideration of $0.0075 per share for a total of $30,000.
c)	On August 31, 2006, we issued 49,900 shares of common stock to 18 individuals in consideration of $0.25 per share for a total of $12,475.

The 4,049,900 shares so issued under part (b) and (c) are being registered in this offering.

Future Sales of Shares

A total of 6,549,900 shares of common stock are issued and outstanding. Of the 6,549,900 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 4,049,900 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock, which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093 and its telephone number is (972) 612-4120.

CERTAIN TRANSACTIONS

We issued 2,500,000 shares of common stock to Mr. Jason Schlombs, our sole officer and director in August 2006, in consideration of $2,500.

Mr. Schlombs allows us to use a portion of his home as our office on a rent free basis.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to October 31, 2006, included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte LLP, "DMCL" Chartered Accountants, 1140 West Pender Street, Suite 1500, Vancouver, British Columbia V6E 4G1

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is October 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our financial statements from inception to October 31, 2006 (audited), immediately follow:

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Financial Statements

October 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Pacific Goldrim Resources, Inc.

We have audited the accompanying balance sheet of Pacific Goldrim Resources, Inc. (an exploration stage company) as of October 31, 2006 and the statements of operations, stockholders' equity and cash flows for the period from August 4, 2006 (date of inception) through October 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Pacific Goldrim Resources Inc. as of October 31, 2006 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from August 4, 2006 (date of inception) through October 31, 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
November 29, 2006

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Balance Sheet

October 31, 2006

Assets

Current Assets
Cash	$ 39,516

Liabilities and Stockholders' Equity

Current Liabilities
Due to related party (Note 4)	$ 125

Stockholders' Equity

Common stock (Note 5)
75,000,000 shares authorized, with a $0.001 par value,
6,549,900 shares issued and outstanding	6,549
Additional paid-in capital	38,426
Deficit accumulated during the exploration stage	(5,584)

Total Stockholders' Equity	39,391

Total Liabilities and Stockholders' Equity	$ 39,516

The accompanying notes are an integral part of these financial statements

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Statement of Operations

Cumulative results from August 4, 2006 (date of inception) to October 31, 2006

Expenses

Bank charges	$64
Legal fees	2,000
Mineral property costs	3,000
Transfer agent and filing fees	520

Total Expenses	$5,584

Net Loss	$(5,584)

Basic and Diluted - Net Loss Per Share	$-

Weighted Average Number of Shares Outstanding - Basic and Diluted	5,726,063

The accompanying notes are an integral part of these financial statements

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Statements of Cash Flows

Cumulative From August 4, 2006 (date of inception) to October 31,
2006

Cash from Operating Activities

Net loss	$ (5,584)

Changes in operating assets and liabilities

Due to related party	125

Net Cash Used in Operating Activities	(5,459)

Cash flows from Financing Activities

Proceeds from issuance of common stock	44,975

Net Cash from Financing Activities	44,975

Net increase in Cash	39,516

Cash, Beginning	-

Cash, Ending	$ 39,516

Supplemental cash flow information
Interest paid	$ -
Income taxes paid	$ -

The accompanying notes are an integral part of these financial statements

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Statements of Stockholders' Equity
For the period from August 4, 2006 (date of inception) to October 31, 2006

	Common Shares		Additional Paid-in	Deficit Cumulative During the Exploration
	Number	Par Value	Capital	Stage	Total
		$	$	$	$

Balance August 4, 2006 (Date of Inception)	-	-	-	-	-

Shares issued for cash at $0.001 per share - August 8, 2006	2,500,000	2,500	-	-	2,500
Shares issued for cash at $0.0075 per share - August 25, 2006	4,000,000	4,000	26,000	-	30,000
Shares issued for cash at $0.25 per share - August 31, 2006	49,900	49	12,426	-	12,475

Net loss for period	-	-	-	(5,584)	(5,584)

Balance, October 31, 2006	6,549,900	6,549	38,426	(5,584)	39,391

The accompanying notes are an integral part of these financial statements

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

1.	Nature of Operations and Continuance of Business

Pacific Goldrim Resources, Inc (A the Company@ ) was incorporated in the State of Nevada on August 4, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (A SFAS@ ) No. 7 A Accounting and Reporting by Development Stage Enterprises@ .. The Company= s business plan is to acquire, explore and develop mineral properties. The Company has not determined whether its mining claims contain ore reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. At October 31, 2006 the Company has limited cash resources and will likely require new financing, either through issuing shares or debt, to continue the development of its business. Management intends to offer additional common stock; however, there can be no assurance that management will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. The continuation of the Company as a going concern is dependent upon the ability of the Company to determine the existence of economically recoverable reserves in its resource properties, confirmation of the Company= s interests in the underlying properties, obtain necessary financing and then profitable operations. As at October 31, 2006, the Company has never generated any revenues and has accumulated losses of $ 5,584 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company= s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in U.S. dollars. The Company= s fiscal year-end is October 31.

	b)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

2.	Summary of Significant Accounting Policies (continued)

	c)	Mineral Property Costs

The Company has been in the exploration stage since its inception on August 4, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in Emerging Issues Task Force (A EITF@ ) 04-02, A Whether Mineral Rights Are Tangible or Intangible Assets@ .. The Company assesses the carrying costs for impairment under Statement of Financial Accounting Standard (A SFAS@ ) No. 144, A Accounting for Impairment or Disposal of Long Lived Assets@ at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	d)	Financial Instruments
The fair values of cash, accounts payable, accrued liabilities and due to related party approximate their carrying values because of the short-term maturity of these instruments.

	e)	Foreign Currency Translation

The Company= s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars and management has adopted SFAS No. 52 A Foreign Currency Translation@ .. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	f)	Income Taxes

The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute deferred tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

2.	Summary of Significant Accounting Policies (continued)

	g)	Stock-based Compensation
The Company has not adopted a stock option plan and has not granted any stock options. No stock based compensation has been granted to date.

	h)	Loss Per Share

The Company computes loss per share in accordance with SFAS No. 128, A Earnings per Share@ which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

	i)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (A FASB@ ) issued SFAS No. 157, A Fair Value Measures@ .. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. This standard is not expected to have a significant effect on the Company= s future reported financial position or result of operations.

In September 2006, the FASB issued SFAS No. 158, A Employers= Accounting for Defined Benefit Pension and Other Postretirement Plans.@ This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. This standard is not expected to have a significant effect on the Company= s future reported financial position or result of operations.

In September 2006, the Securities Exchange Commission (A SEC@ ) issued Staff Accounting Bulletin (A SAB@ ) No. 108, A Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.@ SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. This standard is not expected to have a significant effect on the Company= s future reported financial position or result of operations.

Pacific Goldrim Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

3.	Mineral Properties

On September 21, 2006, the Company, through its President and director, acquired title to a mineral property in the Slocan Mining division of British Columbia, Canada; herein referred to as A Twelve Mile@ .. The claim is registered in the name of the President of the Company, who is holding the claim in trust on behalf of the Company. The Company paid $3,000.00 for the preparation of an independent Geological Report by Robert P. Ilchik, consulting geologist.

4.	Related Party Transactions

The amount of $125 is owed to the Company= s sole director and officer for expenses paid on behalf of the Company. This amount is unsecured, non-interest bearing and due on demand.

5.	Common Stock

Since inception, the Company issued 2,500,000 shares of common stock at $0.001 per share, 4,000,000 shares of common stock at $0.0075 per share and 49,900 shares of common stock at $0.25 per share for cash proceeds of $44,975.

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $5,584, which expire in 2020. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at October 31, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

2006 $

Net operating losses carried forward	5,584

Statutory tax rate	35%

Effective tax rate	-

Deferred tax asset	1,954

Valuation allowance	(1,954)

Net deferred tax asset	-

Until _______________, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	$500
Accounting fees/ Audit fees and Expenses	$3,500
Blue Sky Fees/Expenses	$1,500
Legal Fees/ Expenses	$8,000
Transfer Agent Fees	$500
Miscellaneous Expenses	$900
TOTAL	$15,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities, which were not registered under the Securities Act of 1933, as amended.

a)	On August 8, 2006, we issued 2,500,000 shares of common stock to Mr. Jason Schlombs in consideration of $ 0.001 per share or a total of $2,500.
b)	On August 25, 2006, we issued 4,000,000 shares of common stock to 15 individuals for consideration of $0.0075 per share for a total of $30,000.
c)	On August 31, 2006, we issued 49,900 shares of common stock to 18 individuals in consideration of $0.25 per share for a total of $12,475.

We issued the foregoing 6,549,900 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

ITEM 27.     EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Dale Matheson Carr-Hilton LaBonte LLP, "DMCL" Chartered Accountants
23.2	Consent of Conrad C. Lysiak

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 21st day of December, 2006.

PACIFIC GOLDRIM RESOURCES, INC.

BY:	JASON SCHLOMBS
Jason Schlombs
President, Principal Executive and Financial Officer , Secretary, Treasurer, Principal Accounting Officer and sole member of the Board of Directors